Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of March 8, 2022 (the “Effective Date”), by and among Swivel Aman – FZCO, a United Arab Emirates Free Zone Company (the “Company”), Swivel Secure Europe, S.A., a company incorporated under the laws of Spain (Company No. ES A87886347) (the “Provider”), and Alex Rocha (“Rocha” and, together with the Company and the Provider, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, on February 2, 2022, Provider, BIO-key International, Inc., a Delaware corporation (the “Buyer”), and Rocha entered into that certain Stock Purchase Agreement, pursuant to which Buyer agreed to purchase all of the issued and outstanding shares of capital stock of Provider from the Seller (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement, the Buyer and Rocha entered into that certain Option Agreement pursuant to which the Buyer had the option to purchase one hundred percent (100%) of the equity interests or assets of the Company;

WHEREAS, pursuant to Section 5.11 of the Purchase Agreement, Buyer, Provider and Rocha agreed that the Parties would enter into this Agreement, pursuant to which Provider will manage and operate the Company in exchange for one hundred percent (100%) of all revenues of the Company, less any expenses of the Company and reasonable reserves for taxes and other liabilities, as described in greater detail herein; and

WHEREAS, the Parties now desire to enter into this Agreement to reflect the relationship between the parties and describe with specificity the services to be provided by Provider hereunder.

AGREEMENT

NOW THEREFORE, in consideration of the recitals, which are hereby incorporated in and made a part of this Agreement as if set forth in their entirety below, and the respective covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, and intending to be bound, the Parties hereby covenant and agree as follows:

1.           Term; Right to Renew; Termination.

(a)     Term. This Agreement shall commence on the Effective Date and continue for a period of three (3) years thereafter (the “Initial Term”). Immediately following the Initial Term, this Agreement shall automatically renew for additional one-year periods (each, a “Subsequent Term”, and together with the Initial Term, the “Term”), unless Provider provides notice to the Company of its intent to terminate the Agreement at least ninety (90) days prior to the end of the then-current Term.

(b)     Termination by the Provider. The Provider shall have the right to terminate this Agreement prior to the end of the Term for any reason at any time, by delivering written notice to the Company.

(c)     Termination by the Company. The Company shall have the right to terminate this Agreement prior to the end of the Term, by delivering written notice to the Provider, stipulating the effective date of termination, upon the occurrence of any one of the following events: (i) upon the occurrence of a Provider Default (as defined in Section 11) that is not cured within the applicable cure period; or (ii) any grossly negligent, intentional or willful misconduct by the Provider.

(d)     Effect of Termination. Upon termination of this Agreement, neither Party shall have any further obligation hereunder except for: (i) any and all obligations accruing prior to the termination (including payment of any earned, but unpaid, Management Fees); (ii) the obligations, promises and covenants that were expressly made to extend beyond termination; and (iii) any obligations to repay or reimburse amount(s) advanced by the Provider or its affiliates to the Company or third parties on behalf of the Company.

(e)     No Further Obligations. Except as expressly set forth in Section 1(d), the Provider shall not be entitled to any other payments or benefits under this Agreement following termination of this Agreement.

2.           Covenants of the Company and Rocha. During the Term, neither the Company nor Rocha may take any of the following actions without the prior written consent of Provider:

(i)    issue any new equity of the Company, transfer any equity of the Company, admit any new owner of the Company, or issue or transfer any instrument convertible into any equity of the Company or exercisable for any equity of the Company;

(ii)    advance any additional capital contributions to the Company or make any other loans or other advances to the Company;

(iii)    declare, set aside, or pay any dividend or make any distribution with respect to the equity of the Company or redeem, purchase, or otherwise acquire any of the equity of the Company;

(iv)    cause the Company to sell or otherwise transfer any material asset of the Company outside of the ordinary course of business consistent with past practice;

(v)    cause the Company to incur any indebtedness outside of the ordinary course of business, or encumber or pledge any assets of the Company or any equity interests of the Company;

(vi)    appoint, elect or remove any managers or principal officers of the Company or otherwise amend or violate any of the Company’s organizational documents;

(vii)    change the business or business plan of the Company;

(viii)    adopt or amend the annual budget for the Company;

(ix)    approve any Sale of the Company (or similar transaction with respect to any subsidiaries of the Company);

(x)    cause the Company, by the purchase of the capital stock, equity securities or assets, or otherwise, any other business, or enter into a joint venture, partnership or network affiliation with any other entity;

(xi)    hire or terminate any employee for which the aggregate obligation of the Company (for compensation, bonus, severance and other related benefits) exceeds $50,000 in a calendar year;

(xii)    cause the Company to make any consulting, advisory, compensatory or other payments to any affiliate of the Company or Rocha;

(xiii)    make any investments or sales not in the ordinary course of business, or capital expenditures for the Company or its affiliates;

(xiv)    cause the Company to incur or guarantee any indebtedness, standby letter of credit or similar loan;

(xv)    enter into, execute and/or perform (A) any agreement or related agreements reasonably expected to create obligations for the Company of greater than $50,000 in the aggregate or (B) any agreement, transaction or other arrangement with an affiliate of the Company, its members or their affiliates;

(xvi)    amend or waive any non-competition agreement or obligation of the Company;

(xvii)    form or dissolve any subsidiaries of the Company;

(xviii)    change accounting firms or the accounting or tax policy of the Company, including tax elections, or file tax returns;

(xix)    amend or waive any provision of the Company’s operating agreement; or

(xx)    enter into any agreement, contract, commitment or arrangement to take any of the actions set forth above.

For purposes of this Section 2(b), “Sale of the Company” means (a) any consolidation or merger of the Company with or into any other person, any transfer of equity interests, or any other transaction or series of transactions, in each case as a result of which the Persons holding equity interests (directly or indirectly) immediately prior to such consolidation or merger in the aggregate own, directly or indirectly, less than a majority of the voting power or value of the surviving entity immediately after such consolidation or merger; or (b) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, taken as a whole.

3.           Management Services.

(a)     During the Term, the Provider shall provide services to the Company as set forth on Exhibit A (the “Management Services”). The Management Services may be amended from time-to-time in a signed writing by the Parties (and such amendment shall replace Exhibit A).

4.           Management Fees and Expenses.

(a)     The Parties acknowledge and agree as good and valuable compensation for the Provider providing the Management Services, the Company shall pay to the Provider a “Management Fee” equal to one hundred percent (100%) of the Company’s total revenues, minus the Company’s total expenses (including, for this purpose, all taxes assessed against the Company in connection with the Company’s operations and reasonable reserves for taxes and other liabilities as reasonably determined by the Provider and the Company, but excluding the Management Fee), for the applicable time period. The Management Fee shall be paid in arrears, within thirty (30) days of the end of each calendar month, and shall be accompanied by invoices, payment records or other documentation reasonably acceptable to Provider regarding any direct expenses deducted from the Management Fee.

(b)     The Company shall reimburse the Provider for reasonable and necessary out-of-pocket expenses incurred by the Provider or its affiliates in connection with providing the Management Services, provided the Provider provides the Company with reasonable documentation of such expenses in accordance with the Company’s expense reimbursement policy. The Company shall promptly pay such expenses no later than thirty (30) days following the date which the Provider submits to the Company an invoice for such expenses.

5.           Independent Contractor Status; Authority; Outside Activities.

(a)     Independent Contractor. The relationship of the Provider to the Company is that of an independent contractor and none of the provisions of this Agreement shall be construed to or shall create a relationship of agency, representation, joint venture, ownership, control or employment between the Parties, and it is understood and agreed that the Provider, its employees and agents are at all times acting and performing the Management Services pursuant to this Agreement as independent contractors and not as employees of the Company, and for all purposes, including federal and state tax purposes, no employee or agent of the Provider will not be treated as an employee with respect to the rendering of the Management Services. As such, the Company shall not withhold taxes with respect to the Management Fee. The Company shall not control or direct the manner or methods by which the Provider performs the Management Services.

(b)     Authority of the Provider. The Company hereby exclusively grants to the Provider such authority and power necessary for the Provider to undertake and perform its responsibilities, duties and obligations hereunder to the fullest extent permitted under applicable laws or regulations.

(c)     Outside Activities. The Company and Rocha hereby acknowledge and agree that the Provider has had, and from time to time may have, outside activities or interests that conflict or may conflict with the interests of the Company (collectively, “Outside Activities”), including investment opportunities, providing services similar to the Management Services to other entities, or providing goods or services that compete with the goods and services provided by the Company. The Company and Rocha hereby acknowledge and consent to the Provider engaging in the Outside Activities and acknowledge that the Provider does not have any duty to communicate or offer any opportunity or the existence of any Outside Activities to the Company.

6.           Representations and Warranties of the Company and Rocha. The Company and Rocha represent, warrant and covenant to the Provider that as of the Effective Date:

(a)     the Company has been duly organized, and is validly existing as a United Arab Emirates Free Zone Company;

(b)     the Company is duly qualified to carry on its business, is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary;

(c)     the Company has full right, power and authority, and has taken all company action necessary, to enter into this Agreement and be bound by and carry out its obligations thereunder, none of which require the consent of any other person or entity;

(d)     the Company has complied with all requirements for the operation of its business and operations in accordance with the laws applicable to the Company, in all material respects;

(e)     neither the Company nor Rocha is a party to any agreement with any third party other than Provider regarding any sale, option to purchase, merger, reorganization, pledge, hypothecation or other similar transaction with respect to the equity of the Company or the sale of any assets of the Company except in the ordinary course of business consistent with past practice;

(f)     the execution and delivery of this Agreement, and the performance by the Company of its obligations pursuant hereto, did not and will not constitute a breach of, or a default under, any other agreement or obligation applicable to the Company, including any of its governing documents;

(g)     upon execution and delivery of it by the Company, this Agreement will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforcement shall be limited by bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally; and

(h)     all information supplied by the Company or its agents to the Provider or its agents as of the date hereof is true, complete and correct and does not fail to state a material fact necessary to make any of such information not misleading.

7.           Representations and Warranties of the Provider. The Provider represents, warrants and covenants to the Company that as of the Effective Date:

(a)     the Provider is a corporation which was duly organized and is validly existing under the laws of the country of Spain;

(b)     the Provider is duly qualified to carry out its business, and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications necessary;

(c)     the Provider has the full right, power and authority, and has taken all corporate action necessary, to enter into this Agreement and be bound by the terms of this Agreement, none of which require the consent of any other person or entity;

(d)     the Provider has complied with all requirements for the operation of its business and operations in accordance with the laws applicable to the Provider, in all material respects;

(e)     the execution and delivery of this Agreement and the performance by the Provider of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Provider, including its organizational documents; and

(f)     upon execution and delivery of this Agreement by the Provider, this Agreement will constitute the valid and binding obligation of the Provider enforceable in accordance with its terms except to the extent that such enforcement shall be limited by bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally.

8.           Limitation of Liability.

NEITHER PARTY NOR ANY OF ITS AFFILIATES, MEMBERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES OF ANY NATURE ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL THEORY, WHETHER IN TORT OR CONTRACT, INCLUDING WITHOUT LIMITATION LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, MEMBERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS PAID BY THE COMPANY TO PROVIDER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM FOR SUCH DIRECT DAMAGES.

9.           Confidential Information. The Parties acknowledge that each Party (the “Receiving Party”) shall have access to material, records, data and information regarding the other Party (the “Disclosing Party”) not generally available to the public (“Confidential Information”). Accordingly, the Receiving Party shall hold in confidence and will not directly or indirectly disclose, use, copy or make lists of any such Confidential Information except to the extent authorized in writing by the Disclosing Party, as required by law or any competent administrative agency, or as otherwise is reasonably necessary or appropriate in connection with the performance pursuant to this Agreement by the Receiving Party. Confidential Information includes: (a) concepts, (b) business plans and theories, (c) employee training materials and programs, (d) software, (e) policies and procedures, (f) specifications, calculations, data, notes and memoranda, code books, methods of operation, strategies and plans and contracts, (g) financial information, (h) professional fee information, (i) salary and compensation information, (j) cost and profit information, (k) record keeping practices, (l) administrative and operational matters and practices, (m) customer and vendor information, (n) development and research work, (o) marketing programs, plans and proposals, (p) other information about internal systems, processes, concepts, practices, and procedures and (q) other information that is proprietary or confidential to the Disclosing Party.

10.           Company Default; the Provider’s Remedies. For purposes of this Agreement, a “Company Default” shall be defined as a breach by the Company to perform its covenants and obligations under this Agreement, provided the Company shall be provided thirty (30) days after receipt of written notice from the Provider to the Company identifying such failure or non-performance to cure such breach. Notwithstanding the foregoing, (a) no cure period shall be provided if the breach is not curable, and (b) if a cure period is permitted, it shall automatically be reduced in duration to an appropriate period of time if curing such breach in such thirty (30)-day period would cause an adverse effect on the Provider or the Company. Upon the occurrence of a Company Default (and upon the conclusion of the cure period, if permitted), the Provider may, at its sole option and in its sole discretion, elect to: (a) pursue all remedies available at law and equity (including action for damages and specific performance; (b) seek resolution and remedies as provided in this Agreement; or (c) terminate this Agreement pursuant to Section 1(b), effective immediately, upon delivery of written notice to the Company. Any action for damages by the Provider may include the Provider’s reasonable attorneys’ fees, costs, expert fees and any other reasonable, actual out-of-pocket costs of the Provider associated with the work completed by or on behalf of the Provider in connection with seeking remedy for a Company Default, subject to Section 8.

11.           Provider Default; the Company’s Remedies. For purposes of this Agreement, a “Provider Default” shall be defined as a breach by the Provider to perform its covenants and obligations under this Agreement, provided the Provider shall be provided thirty (30) days after receipt of written notice from the Company to the Provider identifying such failure or non-performance to cure such breach. Notwithstanding the foregoing, (a) no cure period shall be provided if the breach is not curable, and (b) if a cure period is permitted, it shall be automatically reduced in duration to an appropriate period of time if curing such breach in such thirty (30)-day period would cause an adverse effect on the Company. Upon the occurrence of a Provider Default (and the conclusion of the cure period, if permitted), the Company may, at its sole option and in its sole discretion, elect to: (a) pursue all remedies available at law and equity (including action for damages and specific performance); (b) seek resolution and remedies as provided in this Agreement; or (c) terminate this Agreement pursuant to Section 1(c), effective immediately, upon delivery of written notice to the Provider. Any action for damages by the Company may include the Company’s reasonable attorneys’ fees, costs, expert fees and any other reasonable, actual out-of-pockets cost of the Company associated with the work completed by or on behalf of the Company in connection with seeking remedy for a Provider Default, subject to Section 8.

12.           Waiver. The failure of a Party to enforce any provision of this Agreement at any time, to exercise any election or option provided herein, or to require at any time the performance of any provisions herein will not in any way constitute a waiver of such provision.

13.           Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

14.           Amendment. This Agreement may only be amended by a written amendment, signed by each Party.

15.           Assignment. This Agreement may not be assigned by the Company or Rocha without the Provider’s prior written consent. The Provider may assign this Agreement to any party for any reason without the consent of the Company.

16.           Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the Parties and this Agreement supersedes all other agreements oral or otherwise regarding the subject matter hereof.

17.           Counterparts. This Agreement may be executed in any number of counterparts (by actual, electronic (.PDF) or facsimile delivery), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.           Notices. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by electronic mail or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

If to the Provider:

Swivel Secure Europe, S.A.

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

Attention: Michael DePasquale, CEO

If to the Company:

Swivel Aman - FZCO

Attention:

E-mail:

If to Rocha:

Alex Rocha

Calle Punto Mobi 4

28805 Alcala de Henares

Madrid, Spain

Attention: Alex Rocha

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties agree to be bound as of the date first written above.

PROVIDER:	Swivel Secure Europe, S.A., a company incorporated under the laws of Spain By: /s/ James Sullivan Name: James Sullivan Title: Director By: /s/ Cecilia Welch Name: Cecilia Welch Title: Director

COMPANY:	Swivel Aman – FZCO, a United Arab Emirates Free Zone Company By: /s/ Alex Rocha Name: Alex Rocha Title:

ROCHA:	/s/ Alex Rocha Alex Rocha

EXHIBIT A

MANAGEMENT SERVICES

Day-to-day operation of the business, including sales efforts, collection efforts, depositing any customer payments, marketing efforts, identifying and recruiting individuals to work at and operate the Company, and accounting services.